 Exhibit 21.1

Subsidiaries	Jurisdiction of Incorporation
GetGo Communications LLC	Delaware
GetGo Communications Virginia LLC	Virginia
GetGo Investment LLC	Delaware
Grasshopper Group LLC	Massachusetts
Jive Communications, Inc.	Delaware
Jive Communications Guatemala, S.A.	Guatemala
Jive Communications International Holdings, LLC	Delaware
Jive Communications Mexico, S. de R.L. de C.V.	Mexico
Jive Telecomunicações do Brasil, Ltda.	Brazil
Jive USA Holdings, LLC	Delaware
LogMeIn Audio LLC	Delaware
LogMeIn AUS Pty Ltd	Australia
LogMeIn Brazil Consultoria em Tecnologia da Informação Ltda.	Brazil
LogMeIn Consultoria e Servicos de Informatica Ltda	Brazil
LogMeIn Europe B.V.	The Netherlands
LogMeIn Germany GmbH	Germany
LogMeIn Holdings Bermuda Limited	Bermuda
LogMeIn Ireland Holding Company Limited	Republic of Ireland
LogMeIn Ireland Limited	Republic of Ireland
LogMeIn Kft.	Hungary
LogMeIn London Ltd.	United Kingdom
LogMeIn Systems India Private Limited	India
LogMeIn Technologies Canada Ltd. / Technologies LogMeIn Canada Ltée.	Canada
LogMeIn Technologies UK Ltd.	United Kingdom
LogMeIn UK, Ltd.	United Kingdom
LogMeIn USA, Inc.	Delaware
Nanorep Technologies Ltd.	Israel
Nihon LogMeIn K.K.	Japan
NoPassword, Inc.	Delaware